FORM OF ADDENDUM TO SALES AGREEMENT

This Addendum to the Sales Agreement is entered into between PIMCO Investments LLC (“Distributor”), a Delaware limited liability company, and [                    ] (“Intermediary”) as of the [        ] day of [            ], 201[    ].

Reference is made to the Sales Agreement between the Distributor and Intermediary dated as of [            ], as amended from time to time (the “Sales Agreement”) Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Sales Agreement.

WHEREAS, in addition to the open-end investment companies and their Funds, Shares and Classes covered by the Sales Agreement, Distributor and Intermediary desire that Intermediary also participate as a [selected dealer] in the distribution of shares of PIMCO-sponsored closed-end “interval” investment companies (each, an “Interval Fund”), as set forth in Exhibit A hereto, as may be amended from time to time, (operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as principal underwriter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Intermediary hereby agree as follows:

1. The Interval Funds and such additional Interval Funds, as set forth in Exhibit A attached hereto, as amended from time to time, are each hereby added to and shall be treated for all purposes as a “Company” under the Sales Agreement, subject to the terms and conditions specified herein and in the Sales Agreement. Upon execution by the parties, this Addendum shall become a part of the Sales Agreement, and the Sales Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Sales Agreement and this Addendum, this Addendum shall control for all purposes.

2. It is expected that each Interval Fund will offer its shares in a continuous offering at net asset value. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of its shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, shares of each Interval Fund offered in a continuous offering shall be treated for all purposes as “Shares” under the Sales Agreement. Each Interval Fund may in the future offer additional classes of shares to be covered by the Sales Agreement, in which case the Distributor may amend this Addendum to cover such additional share classes upon 10 days’ written notice to Intermediary.

3. Intermediary shall be entitled to receive compensation (“Compensation”), if applicable, as set forth in Exhibit A hereto with respect to its activities and services contemplated herein in the form of: (i) discounts, concessions or commissions (collectively “Commissions”) “reallowed” or payable with respect to classes of Shares that have sales loads/charges (including initial loads and early withdrawal charges); and (ii) distribution, administrative, recordkeeping and shareholder and/or related services fees (“Distribution and Servicing Fees”), including those payable in connection with plans adopted in accordance with Rule 12b-1 under the 1940 Act (each, a

“Distribution and Servicing Plan”). The rates of any Commissions or any Distribution and Servicing Fees paid with respect to any Interval Fund’s Shares, including outstanding Shares, are subject to change by Distributor, and Commissions to selected Intermediaries may be subject to reductions under a variety of circumstances, as may be the case with other Shares as specified under the Sales Agreement. In the event that an Interval Fund determines to impose an early withdrawal charge on Shares repurchased by the Fund within a specified time period after purchase, such early withdrawal charge shall be treated like CDSCs under the Sales Agreement.

4. Special Provisions Relating to Repurchase Offers. Intermediary acknowledges that each Interval Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus of the Interval Fund. Repurchase of Shares of an Interval Fund will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable early withdrawal charge (which, for avoidance of doubt, is separate and distinct from any repurchase or redemption fee that may be charged by the Fund) and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Intermediary agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Interval Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. Intermediary expressly acknowledges and agrees that Shares of an Interval Fund will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares of any Interval Fund exists currently or is expected to develop, and therefore that the Shares have very limited liquidity and are appropriate only as a long-term investment. Intermediary also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for Shares of and Interval Fund after confirmation, such Shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Interval Fund’s then current Prospectus or a Repurchase Offer notice issued by the Interval Fund, is expressly prohibited.

5. The parties agree and Intermediary acknowledges that Intermediary shall be responsible for communicating all necessary information to its Customers regarding whether shares in an Interval Fund are a suitable investment for such Customer including, without limitation, information regarding the limited liquidity of the investment as referenced in Section 4 above and in the then current Prospectus. Intermediary agrees to recommend shares of an Interval Fund to a Customer only if Intermediary has reasonable grounds for believing that the recommendation is suitable for such Customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance with FINRA Rule 2111. Intermediary understands that these responsibilities apply to any prospective investment in shares of an Interval Fund by its Customers, including shares that may be acquired in an exchange of shares from the Customer’s investment in an open-end investment company (which generally will have substantially greater liquidity than an investment in an Interval Fund).

6. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Intermediary under the Sales Agreement with respect to a Company or its Shares, or the party’s activities with respect thereto, shall apply with equal force to any Interval Fund and its Shares. For these purposes, although Distribution and Servicing Plans pursuant to which certain Interval Funds may pay Distribution or Servicing Fees will not be adopted pursuant to Rule 12b-l under the 1940 Act, the Interval Funds intend to operate any such Distribution and Servicing Plans as if they were governed by Rule 12b-l.

This Addendum, together with the Sales Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Intermediary with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:

Name:

Title:

Address for notice:

1633 Broadway 45th Floor
New York, NY 10019
Attention: Legal

[Intermediary]

By:

Name:

Title:

Address for notice:

Exhibit A

Funds, Classes and Compensation1

Fund	Classes	Compensation
Each Interval Fund that is operating as of the date of this Exhibit A and each Interval Fund that thereafter commence operations, other than any such funds that cease operations.	Institutional Class	None
Class A Class A-1 Class A-2

Commissions (Distributor)

Note: Commissions in respect of Class A, Class A-1, and Class A-2 shall refer to the discount or commission to dealers as disclosed in the Interval Fund’s SAI and/or applicable documentation. With respect to purchase transactions in Shares subject to an initial sales charge/load that are settled “net” of any discount, concession or commission, Distributor shall have no obligation to make any Commission payment.

Distribution and Servicing Fees (Distributor): Shall be equal to the rate set forth in the applicable Prospectus or SAI with respect to Distribution and/or Service Fees, or such lesser amount as is notified by Distributor to Intermediary, including through disclosure in the SAI. Notwithstanding the foregoing, no fee shall be paid to Intermediary hereunder if Intermediary or any other person is receiving payment for similar services with respect to the same assets.

1 Subject to amendment from time to time as specified in the Interval Fund’s current Prospectus and/or Statement of Additional Information.